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EXHIBIT 21



            List of Subsidiaries of Blonder Tongue Laboratories, Inc.



1.       Blonder Tongue International, Inc.

2.       Blonder Tongue Investment Company

3.       Vu-Tech Communications, Inc. (79% - owned subsidiary)